Filed Pursuant to Rule 433

Registration No. 333-261702

Free Writing Prospectus Dated November 18, 2024

EOG Resources, Inc.

Pricing Term Sheet

$1,000,000,000 5.650% Senior Notes due 2054

Issuer:	EOG Resources, Inc.

Ratings*:	Moody’s: A3 (stable) S&P: A- (stable)

Trade Date:	November 18, 2024

Settlement Date**:	November 21, 2024 (T+3)

Interest Payment Dates:	June 1 and December 1, commencing on June 1, 2025

Principal Amount:	$1,000,000,000

Maturity Date:	December 1, 2054

Coupon:	5.650%

Benchmark Treasury:	4.250% due August 15, 2054

Benchmark Treasury Yield:	4.621%

Spread to Benchmark Treasury:	+107 basis points

Yield to Maturity:	5.691%

Price to Public:	99.411% of Principal Amount

Optional Redemption:

Make-whole Call:	If before June 1, 2054, treasury rate plus 20 basis points

Par Call:	At any time on or after June 1, 2054

CUSIP/ISIN:	26875PAW1 / US26875PAW14

Joint Book-Running Managers:

J.P. Morgan Securities LLC

BofA Securities, Inc.

Goldman Sachs & Co. LLC

Wells Fargo Securities, LLC

Barclays Capital Inc.

Citigroup Global Markets Inc.

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

Co-Managers:	CIBC World Markets Corp. Truist Securities, Inc. U.S. Bancorp Investments, Inc. M&T Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.
**

It is expected that delivery of the notes will be made against payment therefor on or about November 21, 2024, which is the 3rd business day following the Trade Date (such settlement cycle being referred to as “T+3”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to one business day before the Settlement Date will be required to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at (212) 834-4533, BofA Securities, Inc. at 1-800-294-1322, Goldman Sachs & Co. LLC at 1-866-471-2526 (toll-free) or Wells Fargo Securities, LLC at 1-800-645-3751.